EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Form S-3) and related prospectuses of EOP Operating Limited Partnership for the registration of:

•	$3.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-116202-01);

•	$4.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58976);

•	$325.0 million of senior exchangeable notes (registration statement no. 333-47754);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-45530);

•	$2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58689);

•	and the registration statement (Form S-3MEF) of EOP Operating Limited Partnership for the registration of $60.0 million of debt securities and warrants exercisable for debt securities (registration statement no. 333-42928), of our report dated February 5, 2004 (except for Note 26, as to which the date is March 5, 2004, and Notes 2, 6, 19 and 20 as to which the date is November 11, 2004), with respect to the consolidated financial statements of EOP Operating Limited Partnership included in this Current Report on Form 8-K.

ERNST & YOUNG LLP

Chicago, Illinois
November 11, 2004